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FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2003

Evolving Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24081 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)
9777 Mt. Pyramid Court, Englewood, Colorado 80112 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 802-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events.

        On March 21, 2003, James M. Ross resigned from the Company's Board of Directors. The position remains vacant and may be filled at a later date by the Board of Directors in accordance with the Company's Bylaws.

        On March 24, 2003, Michael R. Perusse resigned from the Company's Board of Directors and from the Audit Committee of the Board of Directors.

        On March 27, 2003, the Board of Directors appointed Steve B. Warnecke as a director of Evolving Systems, Inc. (the "Company"), to fill the vacant position on the Board resulting from the resignation of Michael R. Perusse. Mr. Warnecke will hold office until the 2005 annual meeting of stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal. Mr. Warnecke was also appointed to serve on the Audit Committee of the Board of Directors.

        Mr. Warnecke is the President of Integrated Management Company, a venture capital company founded by Mr. Warnecke to operate primarily in the construction industry. In addition, from August, 2001 through January, 2002, Mr. Warnecke served as Senior Vice President-Strategic Planning for First Data Corp.'s Western Union subsidiary. From August, 1999 through June, 2001 Mr. Warnecke served as Chief Financial Officer for Denver-based Frontier Airlines. Mr. Warnecke currently serves on the Board of Directors of the Cystic Fibrosis Foundation. Mr. Warnecke holds a B.B.A. from the University of Iowa and passed the C.P.A. exam in 1979.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evolving Systems, Inc.
Dated: March 27, 2003	By: /s/ George A. Hallenbeck George A. Hallenbeck Chief Executive Officer

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  Item 5. Other Events.
SIGNATURES